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                   SECURITY ASSOCIATES INTERNATIONAL, INC.

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                   SUPPLEMENT NO. 3 DATED JANUARY 13, 1998
                    TO PROSPECTUS DATED OCTOBER 20, 1997


     On October 20, 1997, Security Associates International, Inc. (the "Company") commenced its offering of an aggregate of 2,000,000 shares of common stock, $.001 par value per share ("Common Stock") and warrants to purchase up to 2,000,000 of said shares of Common Stock (the "Warrants"). The Company hereby expands upon, amends, modifies and supersedes certain information contained in its Prospectus dated October 20, 1997, as supplemented by Supplement No. 1 dated November 13, 1997, and Supplement No. 2 dated December 15, 1997 (the "Supplemented Prospectus"). This Supplement No. 3 must be read in conjunction with the Supplemented Prospectus. Unless otherwise defined, capitalized terms used herein shall have the same meanings as in the Supplemented Prospectus.

     1. A new subsection entitled "December 1997 Private Placement" is hereby included in the Supplemented Prospectus as follows:

     On December 31, 1997, the Company completed the sale of one million shares of its Common Stock. The shares were privately placed with a group of accredited investors consisting of individuals, corporations and privately held investment companies. No underwriter or placement agent was used. The Company received $5,000,000.00 in consideration in exchange for the shares and realized approximately $4,980,000.00 after estimated offering expenses of $20,000.00. The Company has agreed to file a registration statement to register the shares for resale by no later than September 30, 1998.

     None of the purchasers in the December 1997 Private Placement own 10% or more of the Company's Common Stock.

     2. The Company's Dealer Program (as described on pages 27 and 32 of the Supplemented Prospectus) has been modified in the following manner, effective January 13, 1998:

     The requirements that for a five year period after entering the Dealer Program Dealers must (i) utilize the Company's central monitoring stations exclusively for all new Accounts they acquire, and (ii) maintain a minimum number of Accounts at the Company's central monitoring stations, have been deleted. In lieu thereof, Dealers will be required to agree that for a five year period after entering the Dealer Program they will not transfer any Account monitored by the Company's central monitoring stations on the date they join the Dealer Program (which will consist of all Accounts then owned by the Dealer) to a central monitoring station not owned by the Company or a subsidiary of the Company.